                                 EMPLOYMENT AGREEMENT

     This Agreement, effective as of October 16, 1998 (the "Effective Date"), is made by and between Jeannine M. Rivet ("Executive") and United HealthCare Services, Inc. ("United HealthCare") for the purpose of setting forth the terms and conditions of Executive's employment by United HealthCare, or an affiliate or subsidiary of United HealthCare, and to protect United HealthCare's knowledge, expertise, customer relationships and the confidential information United HealthCare has developed about its customers, products, operations and services. Unless the context otherwise requires, when used in this Agreement "United HealthCare" includes any entity affiliated with United HealthCare.

     WHEREAS, as additional consideration for entering into this Agreement Executive shall receive, upon execution of this Agreement, a nonqualified stock option to purchase 60,000 shares of United HealthCare Corporation ("UHC") common stock with a grant date the same as the Effective Date pursuant to the terms of the UHC Amended and Restated 1991 Stock and Incentive Plan.

     WHEREAS, Executive and United HealthCare desire to enter into this Agreement, which shall supersede any and all other prior employment-related agreements between Executive and United HealthCare.

     NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

1. EMPLOYMENT AND DUTIES; TERMINATION OF PRIOR AGREEMENTS.

     A. EMPLOYMENT. United HealthCare hereby employs Executive, either directly or through an affiliate or subsidiary of United HealthCare, and Executive hereby accepts such employment on the terms and conditions set forth in this Agreement. Except as specifically superseded by this Agreement, Executive's employment hereunder shall be subject to all of United HealthCare's policies and procedures in regard to its employees. Executive's employment hereunder shall begin on the Effective Date and shall continue until terminated as set forth in Section 3 hereof.

     B. DUTIES. Executive shall initially hold the executive level position of CEO, Health Plans and perform the duties associated therewith. Executive shall perform such other executive level responsibilities as are reasonably assigned Executive from time to time. Executive agrees to devote substantially all of Executive's business time and energy to the performance of Executive's duties in a diligent and proper manner.

     C. TERMINATION OF PRIOR AGREEMENTS. As of the Effective Date all other prior employment related agreements between Executive and United HealthCare will terminate in their entirety and no longer be of any force or effect.



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2. COMPENSATION.

     A. BASE SALARY. Executive shall initially be paid a base annual salary in the amount of $400,000, payable bi-weekly, less all applicable withholdings and deductions (the "Initial Base Salary"). Executive shall receive a periodic performance review and consideration for an increase in the Initial Base Salary.

     B. BONUS AND STOCK PLANS. Executive shall be eligible to participate in the incentive compensation plans and the stock option and grant plans maintained by United HealthCare or an affiliate or subsidiary of United HealthCare, in the sole discretion of United HealthCare and in accordance with the terms and conditions of those plans and applicable laws and regulations.

     C. EMPLOYEE BENEFITS. Executive shall be eligible to participate in the employee benefit plans maintained by either United HealthCare or an affiliate or subsidiary of United HealthCare, including without limitation, any life, health, dental, short-term and long-term disability insurance coverages and any retirement plans, in the sole discretion of United HealthCare and in accordance with the terms and conditions of those plans and applicable laws and regulations.

     D. VACATION; ILLNESS. Executive shall be eligible for paid vacation and sick leave each year in accordance with the then-current policies of either United HealthCare or an affiliate or subsidiary of United HealthCare, in the sole discretion of United HealthCare and in accordance with the terms and conditions of those plans and applicable laws and regulations.

3. TERM AND TERMINATION.

     A. TERM. The term of this Agreement shall begin on the Effective Date and shall continue until terminated as set forth in Section 3B.

     B. TERMINATION OF AGREEMENT.

        1. BY MUTUAL AGREEMENT. This Agreement and Executive's employment hereunder may be terminated at any time by the mutual written agreement of the parties.

        2. BY UNITED HEALTHCARE. United HealthCare may terminate this Agreement and Executive's employment hereunder on 30 days' written notice.

        3. BY EXECUTIVE. Executive may terminate this Agreement and Executive's employment hereunder on 30 days' written notice.

        4. DEATH, DISABILITY, ETC. This Agreement and Executive's employment by United HealthCare shall terminate immediately upon Executive's death. This Agreement and Executive's employment hereunder shall automatically terminate in the event of a permanent and total disability which renders Executive incapable of

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        performing Executive's duties, with or without reasonable
        accommodation. United HealthCare has the sole discretion to determine whether Executive is permanently or totally disabled with the meaning of this Section 3B4, and the effective date on which Executive was rendered so disabled.

     C. EMPLOYEE BENEFITS. On the effective date of the termination of this Agreement and Executive's employment by United HealthCare, Executive shall cease to be eligible for all employee benefit plans maintained by United HealthCare, except as required by federal or state continuation of coverage laws ("COBRA Benefits"). If Executive elects COBRA Benefits, Executive shall pay the entire cost of such benefits either through after-tax payroll deductions from the cash component of any severance compensation Executive receives or directly if Executive does not receive such severance compensation or if such severance compensation ceases.

     D. SEVERANCE EVENTS AND BENEFITS. If a Severance Event, as hereinafter defined, occurs, Executive shall receive the severance benefits set forth in this Section 3D for a period of 12 months from the effective date of the applicable Severance Event (the "Severance Period"). For purposes of this Agreement a Severance Event shall occur if and when:

     (i) United HealthCare (a) terminates this Agreement and Executive's employment without Cause, as hereinafter defined, or (b) terminates this Agreement without terminating Executive's employment and Executive elects to treat such termination of this Agreement as a Change in Employment, as hereinafter defined (collectively a "Termination without Cause"), or

     (ii) Within two years following a Change in Control, as hereinafter defined, either (a) United HealthCare terminates this Agreement and Executive's employment without Cause, or (b) a Change in Employment occurs and Executive elects to treat such Change in Employment as a termination of Executive's employment (collectively a "Termination following a Change in Control").

     1. SEVERANCE COMPENSATION. Executive shall receive the following severance compensation (the "Severance Compensation"):

          a) TERMINATION WITHOUT CAUSE. Subject to Section 3D(1)(b) below, upon a Termination without Cause Executive shall receive biweekly payments equal to 1/26 of two times the sum of (1) Executive's annualized base salary as of the date of the Severance Event, less all applicable withholdings or deductions required by law and Executive's COBRA Benefit payments, if any, plus (2) one-half of the total of any bonus or incentive compensation paid or payable to Executive for the two most recent calendar years (excluding any special or one-time bonus or incentive compensation payments), or if Executive has been eligible for such bonus or incentive compensation payments for less than two such periods, the last such payment paid or payable to Executive (excluding any special or one-time bonus or incentive compensation payments).

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          b) TERMINATION FOLLOWING A CHANGE IN CONTROL.  Upon a Termination
          following a Change in Control, Executive shall receive biweekly payments equal to 1/26 of three times the sum of (1) Executive's highest annualized base salary during the 2 year period immediately preceding the Severance Event, less all applicable withholdings or deductions required by law and Executive's COBRA Benefit payments, if any, plus (2) the greater of (i) all bonuses that would be payable to Executive under any incentive compensation plans in which Executive then participates at Executive's then-current target level, or (ii) one-half of the total of any bonus or incentive compensation paid or payable to Executive for the two most recent calendar years (excluding any special or one-time bonus or incentive compensation payments), or if Executive has been eligible for such bonus or incentive compensation payments for less than two such periods, the last such payment paid or payable to Executive (excluding any special or one-time bonus or incentive compensation payments.

     2. CASH PAYMENT. Executive shall receive a one-time cash payment within a reasonable time following commencement of the Severance Period in an amount equal to the portion of the premiums that United HealthCare, or its affiliate or subsidiary, as applicable, subsidizes for employee-only health, dental and group term life benefit coverages (the "Cash Payment"). The Cash Payment shall cover the Severance Period and shall be determined as of the effective date of the applicable Severance Event.

     3. JOB SEARCH FEES. For a period not to exceed the Severance Period, United HealthCare shall pay to an outplacement firm selected by United HealthCare an amount deemed reasonable by United HealthCare for outplacement and job search services for Executive.

     4. EXCISE TAX PAYMENT. If any portion of the Severance Compensation payable upon a Termination following a Change in Control constitutes an Excess Parachute Payment, as hereinafter defined, such that an Excise Tax, as hereinafter defined, is due, Executive shall receive a one-time cash payment in an amount sufficient to cover (a) the full cost of the Excise Tax plus (b) Executive's federal, state and city income, employment and Excise Tax on this one-time cash payment and on all such iterative payments so that Executive is made entirely whole for the impact of the Excise Tax (collectively the "Gross-Up Payment"). United HealthCare shall calculate these amounts on a timely and accurate basis, and for this purpose Executive shall be deemed to be in the highest marginal rate of federal, state and city taxes. The Gross-Up Payment shall be made within 30 days following the effective date of Executive's employment termination. For purposes of this Agreement the term "Excess Parachute Payment" shall have the meaning set forth in Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). For purposes of this Agreement the term "Excise Tax" shall mean the tax imposed on an Excess Parachute Payment pursuant to Sections 280G and 4999 of the Code.

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This Section 3D shall be the sole liability of United HealthCare to Executive upon the termination of this Agreement and Executive's employment hereunder, and shall replace and be in lieu of any payments or benefits which otherwise might be owed Executive under any other severance plan or program maintained by United HealthCare. Such compensation and benefits shall be conditioned on receipt by United HealthCare of a separation agreement and a release of claims by Executive on terms and conditions acceptable to United HealthCare in its sole discretion.

     E. DEFINITIONS AND PROCEDURES.

        1. CAUSE. For purposes of this Agreement "Cause" shall mean (a) the refusal of Executive to follow the reasonable direction of the Board of Directors of United HealthCare or Executive's supervisor or to perform any duties reasonably required on material matters by United HealthCare, (b) material violations of United HealthCare's Code of Conduct or (c) the commission of any criminal act or act of fraud or dishonesty by Executive in connection with Executive's employment by United HealthCare. Prior to the termination of Executive's employment under subsection (a) of this definition of Cause, United HealthCare shall provide Executive with a 30 day notice specifying the basis for Cause. If the Cause described in the notice is cured to United HealthCare's reasonable satisfaction prior to the end of the 30 day notice period, Executive's employment hereunder shall not be terminated on that basis.

        2. CHANGE IN CONTROL. For purposes of this Agreement "Change in Control" shall mean (a) the acquisition by any person, entity or "group," within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the "Exchange Act"), other than United HealthCare or any employee benefit plan of United HealthCare, of beneficial ownership (as defined in the Exchange Act) of 20% or more of the common stock of UHC or the combined voting power of UHC's then-outstanding voting securities in a transaction or series of transactions not approved in advanced by a vote of at least three-quarters of the directors of UHC; (b) a change in 50% or more of the directors of UHC in any 12 month period; (c) the approval by the shareholders of UHC of a reorganization, merger, consolidation, liquidation or dissolution of UHC or of the sale (in one transaction or a series of related transactions) of all or substantially all of the assets of UHC other than a reorganization, merger, consolidation, liquidation, dissolution or sale approved in advance by a vote of at least three-quarters of the directors; (d) the first purchase under any tender offer or exchange offer (other than an offer by UHC) pursuant to which shares of UHC common stock are purchased; or (e) at least a majority of the directors of UHC determine in their sole discretion that there has been a change of control of UHC.

        3. CHANGE IN EMPLOYMENT. For purposes of this Agreement a "Change in Employment" shall be deemed to have occurred (a) if (i) Executive's duties are materially and adversely changed without Executive's prior consent, (ii) Executive's salary or benefits are reduced other than as a general reduction of salaries and benefits by United HealthCare, (iii) without terminating Executive's employment United HealthCare terminates this Agreement, or (iv) the geographic location for the performance of Executive's duties hereunder is moved more than 50 miles from the geographic location at the Effective Date without Executive's prior consent, and (b) if in each case under subsections (a) (i), (ii), (iii) and (iv), in the period beginning 90 days before the time the Change in Employment occurs, Cause does not exist or if Cause does exist United HealthCare has not given Executive written notice that Cause exists. Notwithstanding the foregoing, an isolated, insubstantial or inadvertent action by United HealthCare, which is remedied by United HealthCare within 30 days after receipt of notice thereof by Executive, shall not constitute a Change in Employment. Executive may elect to treat a Change in Employment as a termination of this Agreement and Executive's employment hereunder. To do so Executive shall send written notice of such election to United HealthCare within 90 days after the date Executive receives notice from United HealthCare or otherwise is definitively informed of the events constituting the Change in Employment. No Change in Employment shall be deemed to have occurred if Executive fails to send the notice of election within the 90 day period. Executive's failure to treat a particular Change in Employment as a termination of employment shall not preclude Executive from treating a subsequent Change in Employment as a termination of employment. The effective date of a Change in Employment termination shall be the date 30 days after United HealthCare receives the written notice of election.

4. PROPERTY RIGHTS, CONFIDENTIALITY, NON-DISPARAGEMENT, NON-SOLICIT AND NON-COMPETE PROVISIONS.

     A. UNITED HEALTHCARE'S PROPERTY.

        1. ASSIGNMENT OF PROPERTY RIGHTS. Executive shall promptly disclose to United HealthCare in writing all inventions, discoveries and works of authorship, whether or not patentable or copyrightable, which are conceived, made, discovered, written or created by Executive alone or jointly with another person, group or entity, whether during the normal hours of employment at United HealthCare or on Executive's own time, during the term of this Agreement. Executive assigns all rights to all such inventions and works of authorship to United HealthCare. Executive shall give United HealthCare any assistance it reasonably requires in order for United HealthCare to perfect, protect, and use its rights to inventions and works of authorship.

        This provision shall not apply to an invention for which no equipment, supplies, facility or trade secret information of United HealthCare was used and which was developed entirely on the Executive's own time and which (1) does not relate to the business of United HealthCare or to United HealthCare's anticipated research or development, or (2) does not result from any work performed by the Executive for United HealthCare.

        2. NO REMOVAL OF PROPERTY. Executive shall not remove any records, documents, or any other tangible items (excluding Executive's personal property) from the premises of United HealthCare in either original or duplicate form, except as is needed in the ordinary course of conducting business for United HealthCare.

        3. RETURN OF PROPERTY. Executive shall immediately deliver to United HealthCare, upon termination of employment with United HealthCare, or at any other time upon United HealthCare's request, any property, records, documents, and other tangible items (excluding Executive's personal property) in Executive's possession or control, including data incorporated in word processing, computer and other data storage media, and all copies of such records, documents and information, including all Confidential Information, as defined below.

     B. CONFIDENTIAL INFORMATION. During the course of employment Executive will develop, become aware of and accumulate expertise, knowledge and information regarding United HealthCare's organization, strategies, business and operations and United HealthCare's past, current or potential customers and suppliers. United HealthCare considers such expertise, knowledge and information to be valuable, confidential and proprietary and it shall be considered Confidential Information for purposes of this Agreement. During this Agreement and at all times thereafter Executive shall not use such Confidential Information or disclose it to other persons or entities except as is necessary for the performance of Executive's duties for United HealthCare or as has been expressly permitted in writing by United HealthCare. This Section 4B shall survive the termination of this Agreement.

     C. NON-DISPARAGEMENT. Executive agrees that he will not criticize, make any negative comments or otherwise disparage or put in disrepute United HealthCare, or those associated with United HealthCare, in any way, whether orally, in writing or otherwise, directly or by implication in communication with any person, including but not limited to customers or agents of United HealthCare. This Section 4C shall survive the termination of this Agreement.

     D. NON-SOLICITATION. During (i) the term of this Agreement, (ii) the Severance Period or any period in which Executive receives severance compensation pursuant to United HealthCare' election under Section 4E, as applicable (iii) any period following the termination or expiration of this Agreement during which Executive remains employed by United HealthCare and
     (iv) for a period of one year after the last day of the latest of any period described in (i), (ii) or (iii), Executive shall not (y) directly or indirectly attempt to hire away any then-current employee of United HealthCare or a subsidiary of United HealthCare or to persuade any such employee to leave employment with United HealthCare, or (z) directly or indirectly solicit, divert, or take away, or attempt to solicit, divert, or take away, the business of any person, partnership, company or corporation with whom United HealthCare (including any subsidiary or affiliated company in which United HealthCare has a more than 20% equity interest) has established or is actively seeking to establish a business or customer relationship. This Section 4D shall survive the termination of this Agreement.

     E. NON-COMPETITION. During (i) the term of this Agreement, (ii) the Severance Period or any period in which Executive receives severance compensation pursuant to United HealthCare' election under this Section 4E, as applicable, and (iii) any period following the termination or expiration of this Agreement during which Executive remains employed by United HealthCare, Executive shall not, without United HealthCare's prior written consent, engage or participate, either individually or as an employee, consultant or principal, partner, agent, trustee, officer or director of a corporation, partnership or other business entity, in any business in which United HealthCare (including any subsidiary or affiliated company in which United HealthCare has more than a 20% equity interest) is engaged. If Executive terminates this Agreement, and as of such termination or within 90 days of such termination Executive also terminates Executive's employment by United HealthCare, United HealthCare may elect to have the provisions of this Section 4E be in effect for up to 24 months following the effective date of Executive's employment termination if, during the period up to 24 months specified by United HealthCare, United HealthCare pays Executive severance compensation equal to biweekly payments of 1/26 of the Severance Compensation and the Cash Payment. United HealthCare must send written notice of such election within 10 days after it receives written notice of Executive's termination of employment. This Section 4E shall survive the termination of this Agreement.

5. MISCELLANEOUS.

     A. ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties and their successors and assigns, but may not be assigned by either party without the prior written consent of the other party, except that United HealthCare in its sole discretion may assign this Agreement to an entity controlled by United HealthCare at the time of the assignment. If United HealthCare subsequently loses or gives up control of the entity to which this Agreement is assigned, such entity shall become United HealthCare for all purposes under this Agreement, beginning on the date on which United HealthCare loses or gives up control of the entity. Any successor to United HealthCare shall be deemed to be United HealthCare for all purposes of this Agreement.

     B. NOTICES. All notices under this Agreement shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed by registered or certified mail, return receipt requested, postage prepaid, to the party to receive the same at the address set forth below or at such other address as may have been furnished by proper notice.

          United HealthCare:       300 Opus Center
                                   9900 Bren Road East
                                   Minnetonka, MN 55343
                                   Attn: General Counsel

               Executive:

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     C. ENTIRE AGREEMENT.  This Agreement contains the entire understanding of the parties with respect to its subject matter and may be amended or modified only by a subsequent written amendment executed by the parties. This Agreement replaces and supersedes any and all prior employment or employment related agreements and understandings, including any letters or memos which may have been construed as agreements, between the Executive and United HealthCare.

     D. CHOICE OF LAW. This Agreement shall be construed and interpreted under the applicable laws and decisions of the State of Minnesota.

     E. WAIVERS. No failure on the part of either party to exercise, and no delay in exercising, any right or remedy under this Agreement shall operate as a waiver; nor shall any single or partial exercise of any right or remedy preclude any other or further exercise of any right or remedy.

     F. ADEQUACY OF CONSIDERATION. Executive acknowledges and agrees that Executive has received adequate consideration from United HealthCare to enter into this Agreement.

     G. DISPUTE RESOLUTION AND REMEDIES. Any dispute arising between the parties relating to this Agreement or to Executive's employment by United HealthCare shall be resolved by binding arbitration pursuant to United HealthCare' Employment Arbitration Policy. The arbitrators shall not ignore or vary the terms of this Agreement and shall be bound by and apply controlling law. The parties acknowledge that Executive's failure to comply with the Confidential Information, Non-Solicitation and Non-Competition provisions of this Agreement will cause immediate and irreparable injury to United HealthCare and that therefore the arbitrators, or a court of competent jurisdiction if an arbitration panel cannot be immediately convened, will be empowered to provide injunctive relief, including temporary or preliminary relief, to restrain any such failure to comply.

     H. NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer or be deemed or construed to confer any rights or benefits upon any person other than the parties.

THIS AGREEMENT CONTAINS A BINDING ARBITRATION PROVISION THAT MAY BE ENFORCED BY THE PARTIES.

     IN WITNESS WHEREOF, this Agreement has been signed by the parties hereto as of the Effective Date set forth above.

United HealthCare Services, Inc.        Executive



By  /s/ Robert J. Backes               /s/ Jeannine M. Rivet
    --------------------------------   --------------------------
Its Senior Vice President,
    Human Resources

This memorandum of understanding, effective as of October 16, 1998, supplements and amends the employment agreement, effective as of October 16, 1998, between Jeannine Rivet and United HealthCare Services, Inc. as set forth below.

          1. The parties agree that Section 3(D)(i) is amended in its entirety to read:

               United HealthCare (a) terminates this Agreement and Executive's employment without Cause, as hereinafter defined, or (b) a Change in Employment, as hereinafter defined occurs (collectively a "Termination without Cause"), or

          2. The parties confirm that a change in responsibility, in and of itself will not constitute a Change in Employment, acknowledging that so long as Executive retains senior executive level functional, administrative, or operational responsibility no Change of Employment shall have occurred solely as a result of such change in responsibility or title.

          3. For purposes of the non-competition provisions of Section 4(E), the parties concur that employment in the health care industry is not absolutely prohibited by Section 4(E), it being the intent of the parties in Section 4 (E) to limit Executive's future employment by managed care, health care insurance, physician management, or other, similar type of organization.

          4. The references in Section 4(E) to "24 months" are amended to read "12 months."

     In all other respects the parties reaffirm and agree to be bound by the provisions of the Employment Agreement, effective as of the date set forth above.

United HealthCare Services, Inc.        Executive

By  /s/ Robert J. Backes               /s/ Jeannine M. Rivet
    --------------------------------   --------------------------
Its Senior Vice President,                 Jeannine M. Rivet
    Human Resources